Exhibit 99.6
FORM FOR PERFORMANCE-BASED RSU AWARDS
(APRIL 2020)

Restricted Stock Unit No.________
X4 Pharmaceuticals, Inc.
Restricted Stock Unit Award Grant Agreement

        X4 Pharmaceuticals, Inc. (the “Company”) hereby grants the following Restricted Stock Units (“RSUs”) pursuant to this Restricted Stock Unit Award Grant Agreement (this “Agreement”) and under the Company’s 2017 Equity Incentive Plan (the “Plan”). The terms and conditions attached hereto are also a part hereof.
Notice of Grant

Name of participant (the “Participant”):
Grant Date:
Total number of shares of the Company’s Common Stock underlying RSUs awarded:
Vesting Conditions:

        The RSUs granted pursuant to this Agreement shall vest, subject to the Participant being an Eligible Participant, upon satisfaction of both the Performance-Based Vesting and Time-Based Vesting conditions set forth below:

Number of RSUs	Performance-Based Vesting*	Time-Based Vesting
“[ ]”
One-third (1/3rd) of the number of RSUs credited to the Participant for satisfaction of a Performance-Based Vesting condition shall satisfy the Time-Based Vesting condition immediately upon satisfaction of such Performance-Based Vesting condition and one-third (1/3rd) of such number of RSUs shall vest on each of the first and second anniversaries of achievement of such Performance-Based Vesting condition, in each case subject to the Participant being an Eligible Participant on such vesting date.

“[ ]”
“[ ]”
“[ ]”
* Provided that the Compensation Committee of the Board certifies that the applicable Performance-Based Vesting condition has been satisfied, the Company will credit the Participant with the applicable number of RSUs set forth in the first column of this table.

Notwithstanding the foregoing or any contrary provision in the Plan, 100% of the unvested portion of this Restricted Stock Unit Award shall vest (i) immediately prior to the consummation of a Reorganization Event (as defined in the Plan) in the event that, in connection with such Reorganization Event, the RSUs are not assumed, or a substantially equivalent award is not substituted, by the acquiring or succeeding corporation (or an affiliate thereof) or (ii) upon the termination of the Participant’s employment by the Company without Cause (as defined below) upon or at any time within 12 months following a Change of Control (as defined below); provided, that if the Participant is subject to an individual employment agreement with the Company or eligible to participate in a Company plan or arrangement, in any case which agreement, plan or arrangement contains provisions regarding acceleration of vesting of the Participant’s equity in the case of a Change of Control or similar event and/or the termination of the Participant’s services to the Company in connection therewith, the terms of such agreement, plan or arrangement shall control over this provision, unless the terms thereof are less favorable to the Participant.

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) (A) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets.
For purposes of this Agreement, if the Participant is subject to an individual employment agreement with the Company or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan or arrangement contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement, otherwise, “Cause” shall mean, with respect to the Participant (a) dishonesty with respect to the Company or any affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by the recipient of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any affiliate, and (e) conduct substantially prejudicial to the business of the Company or any affiliate, with the determination of the administrator of the Plan as to the existence of Cause will be conclusive on the Participant and the Company. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.
The Company and the Participant acknowledge receipt of this Notice of Grant and agree to the terms of the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Plan and the terms of the RSUs as set forth above.

X4 PHARMACEUTICALS, INC.

          By: ______________
Signature of Participant  Name:
Name:
Title:

Street Address

City/State/Zip Code

2

X4 PHARMACEUTICALS, INC.
Restricted Stock Unit Agreement
INCORPORATED TERMS AND CONDITIONS
AGREEMENT made as of the Grant Date set forth in the Notice of Grant between the Company and the Participant.
WHEREAS, the Company has adopted the Plan to promote the interests of the Company by providing an incentive for employees of the Company or of any other entity the employees of which are eligible to receive grants of equity under the Plan;
WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant RSUs related to the Company’s common stock, $0.001 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and
WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Grant of Award. The Company hereby grants to the Participant an award for the number of RSUs set forth in the Notice of Grant (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.
2.Vesting and Settlement of Award.
(a)Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Notice of Grant and is subject to the other terms and conditions of this Agreement and the Plan. On each vesting date set forth in the Notice of Grant on which both the Performance-Based Vesting and Time-Based Vesting conditions are satisfied, the Participant shall be entitled to receive such number of shares of Common Stock (rounded down to the nearest whole share) equivalent to the number of RSUs as set forth in the Notice of Grant provided that the Participant is, and has been at all times since the Grant Date, an employee of the Company or any other entity the employees of which are eligible to receive RSUs under the Plan (an “Eligible Participant”). Such shares of Common Stock shall thereafter be issued by the Company to the Participant as soon as practicable following the applicable vesting date (such date, the “Original Issuance Date”), but in no event later than the date that is sixty days after the applicable vesting date and in accordance with this Agreement and the Plan.
(b)Except as otherwise set forth in this Agreement, if the Participant ceases to be an Eligible Participant (the “Termination”) prior to a vesting date set forth in the Notice of Grant, then as of the date on which the Participant’s employment terminates, all RSUs that have not satisfied both the Performance-Based Vesting and Time-Based Vesting conditions shall immediately be forfeited to the Company, and this Agreement shall terminate and be of no further force or effect.
(c)Notwithstanding the foregoing, if the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to the Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when the Participant is otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and
(ii) either (1) withholding taxes do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy withholding tax obligations by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to the Participant under this Award, and (B) not to permit the Participant to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit the Participant to satisfy the Participant’s withholding tax obligations in cash, then the shares that would otherwise be issued to the Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when the Participant is not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of the Participant’s taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
3.Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.
4.Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.
5.Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

6.Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.
7.Incorporation of the Plan. The Participant specifically understands and agrees that the RSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference.
8.Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that, if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Administrator, as follows:
(a)through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck;
(b)requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or
(c)if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. In addition, if such sale is not sufficient to pay the Company’s withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended.
        It is the Company’s intention that the Participant’s tax obligations under this Section 8 shall be satisfied through the procedure of Subsection (c) above, unless the Company provides notice of an alternative procedure under this Section, in its discretion. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

9.Participant Acknowledgements and Authorizations.
The Participant acknowledges the following:

(a)He or she has read this Agreement, has read the Plan, and understands the terms and conditions of this Agreement and the Plan.
(b)The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an affiliate.
(c)The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.
(d)The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.
(e)The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.
(f)The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.
(g)The Participant (i) authorizes the Company and each affiliate and any agent of the Company or any affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.
(h)In accepting this Award, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
10.Assignment and Successors.
(a)This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
11.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
12.Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.
13.Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.
14.Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
15.Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.
16.Data Privacy. By entering into this Agreement, the Participant: (i) authorizes the Company and each affiliate, and any agent of the Company or any affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such affiliate shall request in order to facilitate the grant of options and the administration of the Plan; (ii) to the extent permitted by applicable law waives any data privacy rights he or she may have with respect to such information, and (iii) authorizes the Company and each affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.
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